Exhibit 1

FORM OF DISTRIBUTION AGREEMENT

FOR THE TIAA-CREF INVESTMENT HORIZON ANNUITY CONTRACTS

THIS AGREEMENT made this      day of                     , 2008 by and among TIAA-CREF Life Insurance Company (“TC Life”), a New York-domiciled insurance company and TIAA-CREF Individual & Institutional Services, LLC (“TC Services”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, TC Life is establishing a fixed annuity contract with a market value adjustment feature designated as the TIAA-CREF Investment Horizon Annuity (the “MVA Contracts”);

WHEREAS, TC Life is contemporaneously filing a registration statement to register the MVA Contracts under the Securities Act of 1933, as amended (the “1933 Act”) for sale to investors;

WHEREAS, TC Life desires to retain TC Services to distribute the MVA Contracts and TC Services is willing to distribute the MVA Contracts in the manner and on the terms set forth in this Agreement;

WHEREAS, TC Services will be the principal underwriter distributing the MVA Contracts and provide distribution services for the MVA Contracts as described below; and

WHEREAS, TC Life and TC Services desire to assure that (i) all charges incurred hereunder are in accordance with the applicable insurance laws and regulations governing transactions with affiliates, (ii) to the extent practicable, expenses reflect actual costs and are arrived at in a fair and equitable manner and (iii) expenses reflecting estimated costs, whenever used, are adjusted periodically, to bring them into alignment with costs actually incurred.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TC Life and TC Services agree as follows:

1.	Distribution of the MVA Contracts.

(a)    TC Life appoints TC Services as the principal underwriter and distributor of the MVA Contracts and grants to TC Services the exclusive right, subject to the requirements of the 1933 Act and the Securities Exchange Act of 1934 (the “1934 Act”), in accordance with the terms set forth in this Agreement, to distribute the MVA Contracts during the term of this Agreement. TC Services accepts such appointment and agrees to provide services (the “Duties”) as provided in this Agreement including (1) distribution services in connection with the MVA Contracts and (2) advice services for owners of MVA Contracts in connection with their accumulations, which Duties include, but are not limited to: (i) providing access to customers to allow the purchase of the MVA Contracts; (ii) pre-screening of customers and opening new accounts; (iii) handling outbound and inbound sales calls; (iv) providing promotional, sales and advertising materials; (v) distributing definitive prospectuses and other information required to be distributed to prospective purchasers; (vi) monitoring and reviewing processes for effectuating changes to customer accounts; (vii) providing confirmation of securities transactions; (viii) resolving customer complaints/grievances; (ix) maintaining books and records as required under applicable law with respect to the distribution of the MVA Contracts; (x) providing duly registered or otherwise qualified personnel for the performance of the Duties under the Federal Securities Laws (defined below) and any applicable securities laws of any state or other jurisdiction in which the MVA Contracts may lawfully be sold; and (xi) maintaining sufficient facilities to perform the services under this Agreement.

(b)    Each party will implement and maintain appropriate measures reasonably designed to meet all applicable legal and regulatory requirements in connection with its performance of obligations with respect to the MVA Contracts including, without limitation, those applicable to safeguarding customer information and customer information systems. TC Services agrees to comply with the applicable requirements of the securities laws as defined in Section 3(a)(47) of the 1934 Act, including any applicable rules or interpretations thereunder (hereinafter the “Federal Securities Laws”), any applicable securities laws of any state or jurisdiction in which the MVA Contracts are offered or sold, and the requirements of the Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers, Inc. (“NASD”). More specifically, and without limitation, to the extent necessary to perform the Duties, TC Services and its associated persons performing the Duties will be duly registered or otherwise qualified under the Federal Securities Laws and any applicable securities laws of any state or other jurisdiction in which the MVA Contracts may lawfully be sold and in which TC Services is licensed or otherwise authorized to sell the MVA Contracts. TC Services has, and assumes, full responsibility for the securities activities of all persons engaged in the performance of the Duties, and each such person will be considered a “person associated” of TC Services as defined in Section 3(a)(18) of the 1934 Act, and, therefore, a person for whom TC Services has full responsibility in connection with training, supervision, and control as contemplated by Section 15(b)(4)(E) of the 1934 Act. TC Services will be responsible for the training, supervision and control of its associated persons for the purpose of the FINRA Rules of Fair Practice and the Federal Securities Laws and state securities law requirements applicable in connection with the offering and sale of the MVA Contracts. In this connection, TC Services will adopt, retain, and revise, as necessary, written supervisory procedures in compliance with Section 3010 of the FINRA Conduct Rules (or successor regulations issued by FINRA). As part of its compliance responsibilities, TC Services specifically agrees that it will institute procedures to comply with FINRA Rule 2821.

(c)    TC Services agrees to offer the MVA Contracts for sale in accordance with the then-current prospectus for the MVA Contracts filed with the Securities and Exchange Commission (the “SEC”) and deliver the prospectus that describes the MVA Contracts to the extent required under the 1933 Act and the rules promulgated thereunder.

(d)    TC Life will promptly furnish TC Services with copies of all prospectuses, including supplements or amendments thereto, financial statements and other documents which TC Services reasonably requires for use in connection with the distribution of the MVA Contracts. TC Services will be entitled to rely on all documentation and information furnished to it by TC Life. TC Services will not give any information or make any representations other than those contained in such prospectuses, financial statements, and other documents that TC Life provides without first obtaining TC Life’s written approval; provided, however, that this requirement will not prevent TC Services from preparing or distributing sales literature or other related material that complies with any relevant securities law requirement.

(e)    TC Services agrees to perform or supervise the performance of all Duties that require registration as a broker-dealer, including providing or supervising the provision of confirmations of securities transactions pursuant to 1934 Act Rule 10b-10 (or any applicable relief granted thereunder), or filing marketing materials with FINRA. A confirmation for each such transaction will be sent to the participant in accordance with the Federal Securities Laws (or any relief granted thereunder), and the confirmation will reflect the facts of the transaction, and in such instances when TC Life is providing such confirmation, the form thereof will show that it is being sent on behalf of TC Services acting in the capacity of agent for TC Life.

(f)    It is understood that no payments made under the MVA Contracts will be paid or remitted to TC Services other than as discussed in connection with the reimbursement of distribution expenses in Section 4. Both TC Life and TC Services acknowledge that payments made by investors will be made directly to TC Life or an agent designated by TC Life, and not to TC Services. To the extent that persons associated with TC Services receive payments from TC Life that are associated with the sale of MVA Contracts (and would constitute commissions or similar compensation), TC Life’s making of such payments to persons associated with TC Services is a purely ministerial service and the records in respect thereof will be properly reflected on the books and records maintained by or for TC Services.

2.	Books and Records.

(a)    TC Services will maintain and preserve all required books of account and related financial records as are required by the Federal Securities Laws, FINRA and any other applicable laws and regulations necessary for the performance of this Agreement. All books and records maintained by TC Services in connection with the offer and sale of the MVA Contracts will be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to the underwriting and distribution of the MVA Contracts. TC Life will maintain and preserve all required books of account and related financial records as are required by state insurance departments and any other applicable laws and regulations applicable to TC Life’s responsibilities with respect to the MVA Contracts. TC Life will have the responsibility for maintaining the records of agents duly licensed and appointed by TC Life under applicable state insurance laws to sell the MVA Contracts. Each party will maintain back-up files for those records each is required to maintain under this Agreement, in order for such back-up records to be available in the event of a disaster.

(b)    Each party will cooperate with the other and all appropriate government authorities and self-regulatory organizations (as defined in Section 3(a)(26) of the 1934 Act) and will permit such other party and authorities including, without limitation, the SEC in accordance with Section 17(a) of the 1934 Act and any appropriate state insurance departments reasonable access to its books and records in connection with any investigation, inspection or inquiry relating to this Agreement or the transactions contemplated under this Agreement. Each party will be and remain the sole owner of its respective records, books, documents, correspondence, papers and files, including without limitation business and corporate records, regardless of the use or possession by either party of the other party’s records. Books and records created and maintained by TC Services in connection with its performance of the Duties are the property of TC Services and are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act. Each party will have the right, at its expense, to inspect, audit and copy all pertinent books, records and accounts of the other in connection with the other party’s performance of obligations under this Agreement upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the party whose records are being audited will give the auditing party reasonable cooperation and access to all books, records and accounts necessary to audit. This provision will not preclude each party from keeping copies of such data or records for its own files.

(c)    TC Life will, to the extent required under applicable state insurance laws, submit a copy of this Agreement to any state insurance regulator, including the insurance regulator for the State of New York. TC Life will be solely responsible for complying with any state insurance law filing and reporting requirements, including filing a copy of this Agreement as an exhibit to the Registration Statement for the MVA Contracts.

(d)    TC Services will have the responsibility for maintaining the records of sales representatives licensed, registered and otherwise qualified to sell the MVA Contracts. TC Services and TC Life will coordinate with each other to ensure that all TC Services’ representatives selling the MVA Contracts are properly appointed agents of TC Life. In connection therewith, TC Life agrees to provide TC Services with such information as TC Services may reasonably request with respect to those agents of TC Life which are authorized to sell the MVA Contracts in order for TC Services to perform the necessary due diligence on such agents. TC Life recognizes that if an agent is rejected by TC Services as a result of such due diligence, TC Services may properly restrict such agent’s ability to engage in any sales of the MVA Contracts.

3.    Reports. Each party will furnish the other with such reports as the other may reasonably request for the purpose of meeting each party’s applicable reporting and recordkeeping requirements with respect to its obligations under this Agreement under applicable federal law, including ERISA and tax reporting, and the insurance laws of the State of New York and any other applicable states or jurisdictions. Each party will make available to the other upon request any filing or record that it files or provides to the SEC and any state (or other jurisdiction) securities or insurance regulator in connection with performing its respective obligations under this Agreement.

4.	Expenses and Reimbursement.

(a)    TC Services will be responsible for all reasonable costs and expenses incurred and allocable to TC Services in connection with the Duties (the “Reimbursable Expenses”), including but not limited to:

(i)	providing access to customers to allow the purchase of the MVA Contracts;

(ii)	costs and expenses of pre-screening of customers and opening new accounts, compliance support, monitoring and reviewing processes for effectuating changes to customer accounts and resolving customer complaints/grievances;

(iii)	handling outbound and inbound sales calls;

(iv)	costs and expenses of distributing definitive prospectuses and other information required to be distributed to prospective purchasers;

(v)	costs and expenses of providing promotional, sales and advertising materials;

(vi)	monitoring and reviewing processes for effectuating changes to customer accounts and providing confirmation of securities transactions;

(vii)	costs and expenses of the supervision and registration or qualification of its representatives under the Federal Securities Laws and applicable state securities laws and FINRA rules;

(viii)	costs and expenses associated with training TC Services’ personnel to distribute, sell and perform the Duties with respect to the MVA Contracts;

(ix)	costs and expenses associated with the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility services used in connection with the performance of the Duties;

(x)	costs and expenses of retaining outside legal counsel and accountants; and

(xi)	any other costs and expenses incurred by TC Services or its associated persons associated with distribution of the MVA Contacts.

(b)    TC Life will reimburse TC Services at cost for all reasonable costs and expenses incurred and determined to be allocable to TC Services in providing the Duties. The methods for allocating expenses will be determined in accordance with the requirements prescribed by the State of New York Insurance Department Regulation 33. Such methods will be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by TC Services in connection with the Duties. The amount of such reimbursements will be determined on a quarterly calendar basis. (with final determination of the amount completed by the fifteenth business day following each quarter-end) and the amount of such reimbursement will be paid by TC Life to TC Services by the end of the month following the quarter-end. TC Life may request a written statement from TC Services setting forth, in reasonable detail, the nature of the Duties rendered or expenses incurred and other relevant information to support the expenses incurred.

(c)    In the event that TC Life and TC Services enter into other agreements whereby TC Services provides services to TC Life or TC Life provides services to TC Services, the parties agree that payments made or owed pursuant to this Agreement may be netted against obligations owed or payments due pursuant to such other agreements.

5.	Non-Exclusivity.

(a)    Performance of Duties. TC Services is authorized to enter into separate written agreements on such terms and conditions as TC Services determines are not inconsistent with this Agreement with such other entities that agree to perform some or all of the Duties; provided, however, that (i) TC Services will only enter into written agreements with broker-dealers, trust companies or banks for those Duties that are required to be performed by a broker-dealer or an entity exempt from broker-dealer registration requirements (i.e. a bank or trust company) and (ii) TC Services remains responsible for its obligations under this Agreement and retains supervisory responsibility to the extent required under the Federal Securities Laws and any state securities laws. Any such broker-dealer or bank will comply with the applicable requirements of the Federal Securities Laws, the securities laws of any state or jurisdiction in which the MVA Contracts are offered or sold, the requirements of FINRA, and all Federal Securities Laws, and state securities and banking statutes and regulations, including but not limited to SEC Regulation R or any successor regulation. To the extent that TC Services contracts with any entity to perform Duties, it will, among all other obligations under this Agreement applicable to such Duty being subcontracted, satisfy the requirements in Section 1(c) of this Agreement, as applicable.

(b)    Sale of other Products. TC Life and the TC Services agree that the Duties to be performed by TC Services under this Agreement are not to be deemed exclusive and TC Services is free to act as distributor of other insurance products or investment company shares or other securities issued by TC Life, Teachers Insurance and Annuity Association of America or any entity affiliated therewith or controlled directly or indirectly thereby, or any non-affiliated investment company or other issuer of securities. This Agreement will not restrict TC Services from offering any product or service that any unaffiliated registered broker-dealer may provide. To the extent that TC Services engages in broker-dealer activities other than performing the Duties to or for the benefit of TC Life under this Agreement, TC Services agrees that it will perform such activities in compliance with the requirements of the applicable Federal Securities Laws, the securities laws of any relevant state or jurisdiction, and the applicable requirements of FINRA.

(c)    Independent Contractors; Control. TC Services will, for all purposes in this Agreement, be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent TC Life in any way or otherwise be deemed an agent of TC Life other than in furtherance of its Duties, obligations and responsibilities as set forth in this Agreement. The performance of the Duties by TC Services pursuant to this Agreement will in no way impair the absolute control of the business and operations of TC Services or TC Life by their respective Boards of Directors. TC Services will act under this Agreement so as to assure the separate operating identity of TC Life. The business and operations of TC Life will at all times be subject to the direction and control of the Board of Directors of TC Life.

6.	Representations and Warranties; Performance Standards; Liability.

(a)	Representations and Warranties Regarding TC Life and TC Services.

(i)	TC Life represents and warrants that:

A.	it is an insurance company duly organized, validly existing, and in good standing under the laws of the State of New York;
B.	it is supervised by the New York Department of Insurance;
C.	it is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales of MVA Contracts made pursuant to this Agreement;
D.	the MVA Contracts are registered as securities with the SEC and are filed and approved by the state insurance departments of all fifty states and the District of Columbia;
E.	in connection with its issuance of the MVA Contracts, it is a reporting company pursuant to Section 15(d) of the 1934 Act; and
F.	it is duly authorized to enter into this Agreement.

(ii)	TC Services represents and warrants that:

A.	it is a broker-dealer, duly organized, validly existing, and in good standing under the laws of the State of Delaware;
B.	it is registered as a broker-dealer under the 1934 Act, and is a member in good standing of FINRA;
C.	it is registered or qualified in all capacities and jurisdictions required by reason of any of its Duties and activities performed pursuant to this Agreement; and
D.	it is duly authorized to enter into this Agreement.

(b)    Performance Standards and Liability. TC Services will not be liable for any error of judgment or mistake of law or for any loss suffered by TC Life in connection with the matters to which this Agreement relates. Nothing herein contained will be construed to protect TC Services against any liability resulting from the bad faith, willful misconduct or gross negligence of TC Services in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

7.	Regulation.

(a)    This Agreement is subject to the provisions of the applicable Federal Securities Laws and the rules, rulings, and interpretations thereunder, and of FINRA, as in effect from time to time, including such exemptions and other relief as the SEC, its staff, or FINRA may grant, and the terms of this Agreement will be interpreted and construed in accordance therewith.

(b)    TC Services will provide to all regulatory and administrative bodies having jurisdiction over the present and future operations of TC Life any information, reports or other material which any such body by reason of this Agreement may request pursuant to applicable law or regulations. Without limiting the generality of the foregoing, TC Services will furnish to TC Life and at the direction of TC Life to the SEC, the U.S. Department of Labor, the State of New York Secretary of State and/or the State of New York Superintendent of Insurance with any information or reports which TC Life, the SEC, the U.S. Department of Labor, the Secretary of State and/or the Superintendent of Insurance may request in order to ascertain whether the operations of TC Life are being conducted in a manner consistent with applicable laws or regulations.

8.	Investigation; Proceedings; Complaints.

(a)    TC Life and TC Services agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to TC Life or TC Services, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to TC Life or TC Services, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the MVA Contracts distributed under this Agreement.

(b)    TC Life and TC Services each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the Duties performed under this Agreement. In the case of a customer complaint, TC Life and TC Services will cooperate in investigating such complaint and TC Life and TC Services will seek to agree upon a mutually satisfactory response to the customer and any regulatory body or self-regulatory organization.

9.	Duration and Termination of the Agreement.

(a)    This Agreement will become effective with respect to the MVA Contracts as of the date first written above.

(b)    This Agreement will continue in effect until terminated in accordance with paragraph 9(c) below.

(c)    This Agreement may be terminated, without the payment of any penalty, by TC Life or TC Services on sixty days’ written notice to the other party. This Agreement will automatically terminate in the event of its assignment by any party hereto or in the event that any Federal or state authority or self-regulatory organization has enjoined, terminated the registration or license of, or otherwise barred any party to this Agreement from performing any material aspect of this Agreement.

(d)    Upon termination of this Agreement, all authorizations, rights and obligations will cease except the obligation to settle accounts under this Agreement and the agreements contained in Sections 2, 4, 6(b) and 8 hereunder.

10.    Further Actions. Both parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

11.    Compliance with Relevant Law. Any representation or warranty of compliance with any law or agreement to comply with any law means material compliance with applicable law.

12.    Governing Law. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, applicable provisions of the Federal Securities Laws and the rules and interpretations thereunder and the applicable requirements of FINRA. To the extent that the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Securities Laws and rules thereunder or other federal laws and regulations which may be applicable, the latter will control.

13.    Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by the applicable Federal Securities Laws, state (or other jurisdiction), law or self-regulatory organization rule, or prohibit a party from taking action required by the applicable Federal Securities Laws, state (or other jurisdiction) law, or self-regulatory organization rule then it is the intention of the parties hereto that such provision will be enforced to the extent permitted under the law or rule, and, in any event that all other provisions of this Agreement will remain valid and duly enforceable as if the provisions at issue had never been a part of this Agreement.

14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will be deemed one instrument.

15.    Notices. All notices and other communications provided for hereunder will be in writing and will be delivered by hand, mailed first class, postage prepaid, or sent by a nationally recognized overnight delivery service that provides evidence of delivery, addressed as follows:

(a)    If to TC Life:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Attention: President

(b)    If to TC Services:

TIAA-CREF Individual & Institutional Services, LLC

730 Third Avenue

New York, New York 10017-3206

Attention: Chief Executive Officer

or to such other address as the parties will designate by notice to each other.

16.    Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, TC Life and TC Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF LIFE INSURANCE COMPANY

By:		Attest:
	Name: [name]	Name:
	Title: [title]	Title:	[title]

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:		Attest:
	Name: [name]	Name:
	Title: [title]	Title:	[title]